Exhibit 99.1
For more information::
Investor contact — Barbara Bolens (414) 438-6940
Media contact — Carole Herbstreit (414) 438-6882
Brady Corporation names Thomas J. Felmer Chief Financial Officer
MILWAUKEE (January 9, 2008)—Brady Corporation (NYSE:BRC), a world leader in identification solutions, announced today that Thomas J. Felmer has been named senior vice president and chief financial officer. Felmer succeeds David Mathieson, who resigned from Brady last month to join RSC Holdings, Inc. of Scottsdale, Arizona.
     Felmer, 46, joined Brady in 1989 and has served as president of Brady’s Direct Marketing Americas / People ID businesses since 2004. He has also held a series of leadership positions in the U.S. and Europe including international group vice president, general manager and head of global sales/marketing processes. He holds a degree in business administration from the University of Wisconsin – Green Bay and has completed the Advanced Management Program at INSEAD, Fontainbleau, France.
     “Tom Felmer understands the complexity of Brady’s global businesses and the opportunities to move the company to the next level. In his years at Brady, he has consistently driven positive results and demonstrated both strong strategic thinking and a focused mindset for creating shareholder value. He will be a valued strategic partner in not only leading our finance function, but also in working with our management team to further chart the course for Brady’s future,” said Frank M. Jaehnert, Brady president and chief executive officer.
     “I’m excited to have the opportunity to help create shareholder value across all of Brady’s businesses and to help shape our strategies to achieve our ambitious goals going forward. I also look forward to working with Brady’s strong finance team to continue our commitment to financial excellence and fiscal conservatism,” said Felmer.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 8,600 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2007 sales were approximately $1.363 billion. More information is available on the Internet at www.bradycorp.com.
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